                                                                   EXHIBIT 10.14


                                    AGREEMENT


William J. Sheppard
3786 Spring Drive
Huntsville, Texas 77340

Dear Mr. Sheppard:

In connection with your separation from Mitcham Industries, Inc. (Company) as of the close of business on January 31, 2003, you and the Company have agreed to the terms and conditions as described herein and in the attachment to this Agreement.

In consideration of Company's agreement to provide the benefits, payments, accelerated vesting and extension of the exercise period of certain options and other items described herein and in the attachment to this letter, some of which are in addition to anything to which you are already entitled and the receipt and sufficiency of which are hereby acknowledged, you hereby knowingly and voluntarily release and forever discharge Company and its officers, directors, agents, servants, and employees, its successors, assigns, and insurers, and its parents, subsidiaries and affiliates, and any and all persons, firms, organizations, and corporations from any and all known or unknown damages, losses, causes of action, expenses, demands, liabilities, and claims on behalf of yourself, your heirs, executors, administrators, and assigns with respect to all matters relating to Company that arise in any part up to and including the date you sign this Agreement, and you hereby accept the cash payments, benefits, and other items described in full settlement of all such known or unknown damages, losses, causes of action, expenses, demands, liabilities, and claims you now have or may have with respect to such matters, (except you shall retain all rights to (i) coverage, if any, under director's and officer's fiduciary errors and omissions and other liability insurance policies that by their terms would apply to your acts and omissions while serving the Company, its subsidiaries and affiliates, and their respective officers, directors, agents, servants, employees, and their successors and assigns, and (ii) any indemnification arrangements with the Company (including pursuant to the Company's Bylaws) that apply to your service to the Company, its subsidiaries and affiliates).

This release includes, but is not limited to, claims arising under the Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended; the Older Workers' Benefit Protection Act of 1990, as amended; the Civil Rights Act of 1986, as amended; the Civil Rights Act of 1991; the Rehabilitation Act of 1973, as amended; the Americans with Disabilities Act of 1990; the Worker Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Equal Pay Act; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Health and Safety Act; the Texas Commission on Human Rights Act; the Texas Labor Code; any claims for breach of contract, tort, including but not limited to fraudulent inducement or misrepresentation, defamation, slander, wrongful termination or other retaliation claims in connection with workers' compensation claims or whistleblower status or any claim under any other state or federal statute or regulation, in equity or at common law.

Further, by accepting the payments described, you agree not to sue Company or the related persons and entities described above regarding any matter released by this Agreement. You affirm and agree that your employment relationship has ended and waive all rights in connection with such relationship except to vested benefits and the payments and benefits described in the attachment. You acknowledge that the Company has not promised you continued employment nor represented you will be rehired in the future. You expressly represent that no promise or agreement which is not expressed in this latter or in the attachment to this letter has been made to you and that you are relying on your own judgment in signing this Agreement and are not relying on any statement or representation of the Company, its affiliates or any of their agents. You acknowledge that you are signing with full knowledge and consent which was not procured through fraud, duress or mistake and that this Agreement has not had the effect of misleading or failing to inform you.

You acknowledge that providing you benefits under this Agreement and consulting payments by the Company are not an admission by the Company or its officers, directors, agents, servants, and employees, its successors, assigns, and insurers, and its parents, subsidiaries and affiliates, that they engaged in any wrongful or unlawful act or violated any federal or state law or regulation.

The purpose of the arrangements described in this letter and attachment is to arrive at a mutually agreeable and amicable basis upon which to separate your employment with the Company. You and Company agree to refrain from any criticisms or disparaging comments about each other or in any way relating to your employment with or separation from Company.

Additionally, you agree that you have returned or will return immediately all Company property. This includes all Company property that you possess, have knowledge of or access to, including, but not limited to computers, including laptops, and associated peripherals, vehicles, pagers, cell phones, digital cameras, video cameras, palm pilots (pda's), software, stationary, business cards and promotional client gifts.

In addition, you agree that you have returned or will return immediately, and will maintain in strictest confidence and not use in any way, any proprietary, confidential, or other nonpublic information or documents relating to the business and affairs of Company and its affiliates. For the purposes of this Agreement, "proprietary, confidential or other nonpublic information" shall mean any information concerning the Company or its affiliates, which you developed or learned through your employment and which is not generally known or available outside of the Company. Such information,



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without limitation, includes information, written or otherwise, regarding the
Company's earnings, expenses, material sources, equipment sources, customers, business plans, strategies, practices and procedures, prospective and executed contracts and other business arrangements. You acknowledge and agree that all records, papers, reports, computer programs, strategies, documents (including, without limitation, memoranda, notes, files and correspondence), opinions, evaluations, inventions, ideas, technical data, products, services, processes, procedures, and interpretations that are or have been produced by you or any employee, officer, director, agent, contractor, or representative of the Company whether provided in written or printed form, or orally, all comprise confidential and proprietary business information. You understand and agree that in the event of any breach of this provision by you, the Company may, in its discretion, discontinue any or all payments provided for in the Plan and recover any and all payments already made and the Company shall be entitled to apply to a court or competent jurisdiction for such relief by way of specific performance, restraining order, injunction or otherwise as may be appropriate to ensure compliance with this provision.

You further agree that all terms of this Agreement, including the terms and conditions contained in the attachment, shall be kept strictly confidential and that any disclosure to anyone for any purpose whatsoever (save and except disclosure to your spouse, financial advisors or institutions for financial statement purposes, attorney, or as required by law) by you or your agents, representatives, heirs, children, spouse, employees or spokespersons shall be a breach of this Agreement and the Company may elect either to cease performance hereunder or enforce this Agreement; however, in the event the Company believes a breach of confidentiality has occurred, you will be given notice and thirty days to respond.

For a period of twelve (12) months after your separation date, you shall not, directly or indirectly, or through others, induce or otherwise entice any employee of the Company to leave the Company, or to join another company, nor shall you participate or provide information in any attempt by any person or entity to hire any of the Company's employees.

Should you be contacted or served with legal process seeking to compel you to disclose any information about the Company or this Agreement, you agree to notify the Company immediately, in order that the Company may seek to resist such process if they so choose. If you are called upon to serve as a witness or consultant in or with respect to any potential litigation, litigation, or regulatory proceeding, you agree to cooperate with the Company to the full extent permitted by law, and the Company agrees that any such call shall be reasonable notice, shall not unnecessarily interfere with your later employment, and shall provide for payment for your reasonable expenses in such matters.

You shall have twenty-one days to decide whether to sign the Agreement and be bound by its terms. You shall have the right to revoke or cancel it within seven days after you have signed it. This cancellation or revocation can be accomplished by delivery of a



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written notification to me. In the event that this Agreement is canceled or revoked, Company shall have no obligation to furnish the payments and benefits described in the attachment. YOU ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND HAVE HAD AN ADEQUATE OPPORTUNITY TO SEEK ADVICE OF YOUR OWN CHOOSING. You acknowledge that you have read this Agreement, have had an opportunity to ask questions and have it explained to you and that you understand that this Agreement will have the effect of knowingly and voluntarily waiving any action you might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, gender, national origin, or disability and any other claims arising prior to the date of this Agreement. No payment will be made to you under this Agreement earlier than the eighth day after you have signed the Agreement and delivered it to the Company.

Should any of the provisions set forth in this letter and attachment be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed such determination shall not affect the enforceability of other provisions of this letter and attachment. This letter and attachment sets forth the entire understanding and agreement between you and the Company concerning the subject matter of this letter and attachment and supersedes any prior or contemporaneous oral and/or written agreements or representations, if any, between you and the Company.

Very truly yours,

MITCHAM INDUSTRIES, INC.



By: /s/ Billy F. Mitcham, Jr.
    -----------------------------------------
        Billy F. Mitcham, Jr., President and
        Chief Executive Officer


AGREED TO AND ACCEPTED this 4th day of April, 2003.



/s/  William J. Sheppard
---------------------------------------------
William J. Sheppard



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                             ATTACHMENT TO AGREEMENT
                     BETWEEN WILLIAM J. SHEPPARD AND COMPANY



1. SEPARATION DATE

     Your last day of employment was January 31, 2003. Your last day as an officer and director with the Company was January 22, 2003. Your separation date is January 31, 2003. This Agreement and this Attachment constitute, among other things, your resignation as an employee, officer and director of the Company.

2. WITHHOLDING AND SET OFFS

     All payments and entitlements made and provided to you under this Agreement which by law, or contract, the Company is required or entitled to make withholding or set offs, shall be paid or credited to you subject to lawfully and contractually required withholding and set offs. All taxes and withholding as required by law, shall be deducted from moneys and options and other benefits and entitlements due you under the Agreement. It is agreed that the Company shall set off from all payments and entitlements owed to you pursuant to this Agreement, all employee receivables and company credit card debt owed by you.

3. FIRST CONSULTING AGREEMENT

     You will receive a consulting benefit as an independent contractor for six months, at the rate of $10,000.00 per month gross, payable on the first day of each month. The severance period began on February 1, 2003 and will end July 31, 2003. During that period of time, you shall make yourself available for consultation with the Company, upon reasonable notice, pursuant to the terms of the First Consultant Agreement.

4. SECOND CONSULTING AGREEMENT

     You will receive a consulting benefit as an independent contractor for twelve months of $5,000.00 per month, payable on the first day of each month. This Second Consulting Period will begin January 1, 2004 and will end December 31, 2004. During that period, you shall make yourself available for consultation with the Company, upon reasonable notice, pursuant to the terms of the Second Consultant Agreement.

5. MEDICAL AND DENTAL COVERAGE COBRA

     The Company agrees to provide you and your current dependent child during your first consulting period medical and dental coverage generally available to all salaried company employees.



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At the end of your first consulting period, the Company will pay an additional six months of medical and dental coverage, after which you will have the option of continuing the medical and dental benefits at your expense to the extent permitted by COBRA legislation.

6. OFFSETS UPON SUBSEQUENT EMPLOYMENT

     In the event you elect to commence new employment elsewhere subsequent to your separation date, medical and dental insurance available to you on either a contributory or noncontributory basis through your new employer will be considered by the Company as the primary coverage for you without regard to whether or not you elected such coverage.

7. STOCK PLAN OPTIONS

     You have the following stock options, unless you have previously exercised them. The Company has agreed to accelerate vesting of certain options. The following schedule reflects the status of your options.

        OPTIONS THAT WILL EXPIRE 90 DAYS FROM THE DATE OF YOUR SEPARATION

             OPTION        GRANT           STRIKE           NO. OF                             NON-
              PLAN         DATE            PRICE            SHARES           VESTED           VESTED
             ------    ------------     ------------     ------------     ------------     ------------

              1994         08/14/96     $       5.75            9,000            9,000              -0-
              1994         10/03/97     $      22.00           15,000           15,000              -0-
              1998         02/23/99     $       3.56           51,500           51,500              -0-
              2000         07/27/00     $      5.125           30,000           20,000           10,000
              2000         07/18/01     $       5.00           20,000            6,667           13,333

                     OPTIONS EXTENDED UNTIL DECEMBER 1, 2005

             OPTION        GRANT           STRIKE           NO. OF
              PLAN         DATE            PRICE            SHARES           VESTED
              ----     ------------     ------------     ------------     ------------

              1994         12/04/95     $       3.29           21,000           21,000
              1998         02/23/99     $       3.56           19,000           19,000
              2000         08/15/02     $       1.99           10,000           10,000

8. FUTURE CONSULTANCY PAYMENTS

     Future payments under your consulting agreements with the Company will be mailed to the address noted on the payment or, if you are on automatic bank deposit, that service will continue while you receive such payments. The pay stub will be mailed to the address on the payment. You should notify Chris Siffert, at the Company, of any address change.



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9. SET OFFS

     You have been advanced $48,382.96 by the Company, which will be set off against your Second Consulting Agreement.

10. COMPANY VEHICLE

     Title to a company vehicle, a 1996 Lincoln Continental VIN
1LNLM97V5TY624238, will be transferred to you. Applicable taxes and charges will be set off against payments made to you pursuant to this Agreement.


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